Exhibit 99.1

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SOURCE: Synergy Resources

Corporation

April 11, 2016 05:30 ET

Synergy Resources Corporation Provides Calendar 2016 Capex and Production Guidance and 2015 Year End Reserves

DENVER, CO—(Marketwired - April 11, 2016) - Synergy Resources Corporation (“Synergy” or the “Company”) (NYSE MKT: SYRG), in conjunction with its change of fiscal year to December 31, announced its proved reserves as of December 31, 2015 and provided its capital expenditure (capex) budget and production guidance for calendar 2016. The Company will be reporting a four month transitional period ended December 31, 2015.

Proved Reserves

Synergy’s proved reserves as prepared by Ryder Scott, its third party reserve engineer, were 66 million barrels of oil equivalent (MMBOE) at December 31, 2015, an increase of 16% from 57 MMBOE at August 31, 2015. The estimated pre-tax value of future cash flows from the Company’s reserves, discounted at 10%, was $438 million and was comprised of 64% for crude oil and 36% for natural gas (including NGL value) at December 31, 2015 compared to $438 million comprised of 72% for crude oil and 28% for natural gas at August 31, 2015. The December 31 reserves reflect the continued shift to longer laterals in our drilling operations, improved cost structure, properties acquired in October 2015 and lower commodity prices. The average realized prices utilized in the most recent evaluation were $41.33 per barrel of oil and $2.60 per mcf of gas, compared to $53.27 per barrel of oil and $3.28 per mcf of gas at August 31, 2015. The value of the proved reserves, on a PV10 basis, were approximately 45% Proved Developed Producing and 55% Proved Undeveloped. Following is a summary table of the reserves:

	Proved Developed	Proved Undeveloped	Total Proved
Oil/Condensate - MBBLs	8,410	17,969	26,379
Natural Gas - MMCF	56,751	181,919	238,670

PV-10 Value -$M	$199,462	$238,681	$438,143

2016 Capex and Production

The Company’s 2016 capex for the calendar year is estimated at a range of $130-$150 million, including approximately $30 million for discretionary seismic and land leasing. The Company expects to drill 55 gross (52 net) wells during the period as detailed below. Based upon the anticipated expenditures, the Company’s average daily production for 2016 is estimated to be in a range of 11,000 BOE/day to 12,000 BOE/day. This compares to the average daily production of 8,750 BOE/day for the twelve month period ended August 31, 2015.

The Company has completed drilling on its Vista pad and completion activities are scheduled for this spring. The Company’s drilling rig is currently on its Fagerberg pad and will then move to its Evans pad. As the Evans drilling operations will encompass two adjoining pads and is within a municipality, the Company anticipates adding a second drilling rig to minimize the impact. The following table summarizes Synergy’s anticipated operations for the upcoming months:

	Current	Lateral	# of Wells		Zones Drilled
Pad Name	Status	Length	Gross	Net	Nio A	Nio B	Nio C	Codell

Vista	DUC	SL	10	9	3		4	3
Fagerberg	Drilling	ML	14	13.5	3	5	2	4
Evans	Permitted	LL	22	20.5	4	6	6	6
Williams	Permitting	ML	9	9	3		4	2
			55	52

SL: Single Section; ML: 1.5 Section; LL up to 2 Sections

Lynn A. Peterson, Chairman and CEO of Synergy stated, “The move to a calendar year end has long been awaited by our shareholders and analysts and I appreciate the efforts of our staff to make this transition. We have presented a capex budget that provides growth in production year over year while maintaining low leverage. We continue to maintain flexibility in our activity level and can adjust based upon prevailing commodity prices and anticipated rates of return. During this period of lower commodity prices we continue to maintain a strong balance sheet which could allow us to grow our acreage holdings and asset base should the right opportunity present itself.”

2016 First Quarter Conference Call

Synergy Resources will host a conference call on Friday, May 6, 2016 at 11:00 a.m. Eastern time (9:00 a.m. Mountain time) to discuss its calendar first quarter 2016 results. The call will be conducted by Chairman and CEO Lynn A. Peterson, CFO James Henderson, COO Craig Rasmuson and VP of IR Jon Kruljac.

Date: Friday, May 6, 2016

Time: 11:00 a.m. Eastern time (9:00 a.m. Mountain time)

Domestic Dial-In Number: 1-877-407-9122

International Dial-In Number: 1-201-493-6747

The conference call will be webcast simultaneously which you can access via this link: http://syrginfo.equisolvewebcast.com/first-quarter-2016 and via the investor section of the Company’s web site at www.syrginfo.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Rhonda Sandquist with Synergy Resources at 720-616-4300.

A replay of the call will be available after 3:00 p.m. ET on the same day and until May 20, 2016.

Toll-free replay number: 1-877-660-6853

International replay number: 1-201-612-7415

Replay ID #: 411931

Upcoming Investor Conferences

Members of Synergy’s senior management team are scheduled participate in the following hosted investor events:

OGIS New York, April 11-13, 2016, New York City, NY

2016 Citi Global Energy and Utilities Conference, May 10-11, 2016, Boston, MA

BMO Global Energy Invitational, June 1-2, 2016, Pinehurst, NC

Please check with the conference hosts for the date and time of Synergy’s presentation. A copy of Synergy’s corporate presentation that will be utilized at each particular event will be available on the Company’s website at www.syrginfo.com under the Investor Relations tab.

About Synergy Resources Corporation

Synergy Resources Corporation is a domestic oil and natural gas exploration and production company. Synergy’s core area of operations is in the Denver-Julesburg Basin, which encompasses Colorado, Wyoming, Kansas, and Nebraska. The Company’s corporate offices are located in Denver, Colorado.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this news release related to the Company’s future plans and opportunities, including statements regarding expected capital expenditures, production, future cash flows, future financial position, drilling plans and expected drilling results, and all other statements other than statements of historical fact are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ materially from the forward-looking statements, including the risk of adverse changes in commodity prices, general economic and financial conditions, or the regulatory environment, and the risk that drilling and other activities will be unsuccessful or fail to meet expectations. Synergy urges you to carefully review and consider the cautionary statements made in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended August 31, 2015, filed with the Securities and Exchange Commission (“SEC”) on October 16, 2015, and other filings with the SEC, all of which are incorporated by reference herein, for further information on risks and uncertainties that could affect the Company’s business, financial condition and results of operations. The Company cautions you not to place undue reliance on forward-looking statements, which speak only as of the date made. Synergy undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this release or currently unknown facts or conditions or the occurrence of unanticipated events. All forward looking statements are qualified in their entirety by this cautionary statement.

Source: Synergy Resources Corporation

CONTACT INFORMATION

Investor Relations Contact

Jon Kruljac

Synergy Resources Corporation

Tel 720-616-4308

Email: jkruljac@syrginfo.com

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